UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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UNIFIRST CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UniFirst Corporation (the “Company” or “UniFirst”) (NYSE: UNF), a North American leader in providing customized business uniform programs, facility service products and first aid and safety services, used the following statement in response to inquiries received in connection with its upcoming 2026 Annual Meeting of Shareholders.

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“The UniFirst Board of Directors and management team regularly review the Company’s strategic priorities and opportunities and assess options to enhance shareholder value. We have a clear strategy in place – focused on investing in our people, technology and infrastructure – to drive growth, profitability and value for our shareholders, employees, customers and the communities the Company serves.

The UniFirst Board comprises seven directors, all of whom possess expertise and experience highly relevant to our business and strategy. We are committed to strengthening and refreshing the Board, and will continue to regularly review the Board’s composition to ensure it has the right mix of skillsets and capabilities to advance the Company’s strategic plan and drive shareholder value.

We caution UniFirst shareholders and other stakeholders to carefully consider Engine’s recent track record.”